Exhibit 99.1

Pegasystems Appoints Dianne Ledingham To Its Board of Directors

CAMBRIDGE, Mass. – September 13 , 2016 – Pegasystems Inc. (NASDAQ: PEGA), the software company empowering the world’s leading enterprises with strategic applications for customer engagement, today announced it has appointed Dianne Ledingham, partner and director at Bain & Company, to its Board of Directors. Ms. Ledingham brings more than 25 years of experience as a trusted advisor to leading technology companies in enterprise software, mobile, cloud, and IT services, with a specialty in sales and channel effectiveness.

Ms. Ledingham, 53, is a leader in the North America Technology, Media and Telecom practice at Bain & Company, where she has developed her distinguished career since joining in 1990. In her role, she helps a diverse roster of companies in technology and industries disrupted by technology create and implement high impact growth strategies, from capability enhancement to customer expansion and retention, to go-to-market initiatives, to mergers and acquisitions. Ms. Ledingham was the founding global leader for Sales and Channel Effectiveness within Bain’s Customer Strategy and Marketing practice and led that group for eight years, focusing on industries including telecom, healthcare, enterprise software, and industrials, as well as financial and IT services. In addition, Ms. Ledingham has had several governance roles at Bain including serving on Bain’s Board of Directors, serving on Bain’s Global Compensation and Promotion Committee, including as elected Chair, and currently serving on Bain’s Global Nominating Committee.

With this latest appointment, Pegasystems expands its Board of Directors to nine members. Ms. Ledingham becomes the second new member named to the board in the last five months, following the appointment of ReachLocal CEO Sharon Rowlands in April 2016.

Quotes & Commentary:

“Dianne’s expertise in driving more effective sales and channels strategies will be an important asset not only for us but for our clients that use our solutions to better engage with their customers,” said Alan Trefler, founder and CEO, Pegasystems. “The longevity of her client relationships is a testament to the continuous value she brings to businesses across industries. We look forward to tapping into her expertise as we continue to grow, innovate, and disrupt the market.”

“I am impressed with Pega, its leadership, industry accolades, and its remarkable list of clients, many of whom are leading their industries,” said Ms. Ledingham. “I’m honored to have this opportunity to join Pegasystems at such an exciting time in the company’s history. I look forward to working with Pega, which I believe is at the forefront of how the world’s most important organizations are digitally transforming their organizations.”

About Pegasystems

Pegasystems Inc. (NASDAQ: PEGA) develops strategic applications for marketing, sales, service, and operations. Pega’s applications streamline critical business operations, connect enterprises to their customers seamlessly in real-time across channels, and adapt to meet rapidly changing requirements. Pega’s Global 3000 customers include many of the world’s most sophisticated and successful enterprises. Pega’s applications, available in the cloud or on-premises, are built on its unified Pega® 7 Platform, which uses visual tools to easily extend and change applications to meet clients’ strategic business needs. Pega’s clients report that Pega software gives them the fastest time to value, extremely rapid deployment, efficient re-use, and global scale. For more information, please visit us at www.pega.com.

Press Contact:

Sean Audet

Pegasystems Inc.

sean.audet@pega.com

(617) 528-5230

Twitter: @pega

Investor Contact:

Garo Toomajanian

ICR for Pegasystems

PegaInvestorRelations@pega.com

617-866-6077

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